EXHIBIT 4.1

FIRST AMENDMENT
TO
RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Agreement”) is made effective as of February 25, 2015, by and among ASHFORD INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement referred to below.

RECITALS

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 17, 2014 (the “Rights Agreement”); and
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Agreement to make any change to or delete any provision thereof with respect to the Rights which the Company may deem necessary or desirable; and

WHEREAS, the parties have agreed to, subject to the terms and conditions of this Agreement, amend certain provisions of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises herein and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Amendment of the Rights Agreement.
(a)The definition of “Final Expiration Date” set forth in Section 1.19 of the Rights Agreement is hereby amended and restated in its entirety to read “the date of the Company’s 2015 annual meeting of stockholders.”
(b)The first sentence of the first full paragraph of Exhibit B to the Rights Agreement is hereby amended and restated in its entirety to read “NOT EXERCISABLE AFTER THE DATE OF THE COMPANY’S 2015 ANNUAL MEETING OF STOCKHOLDERS OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS.”
(c)The second sentence of the first paragraph on page C-3 of Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read “The Rights will expire on the date of the Company’s 2015 annual meeting of stockholders (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below, or upon the occurrence of certain transactions.”

2.Miscellaneous.
(a)From and after the date hereof, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Rights Agreement as amended hereby.
(b)Except as specifically set forth above, the Rights Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.
(c)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

COMPANY:

ASHFORD INC.,
a Delaware corporation

By:    /s/ David A. Brooks
Name:     David A. Brooks
Title:    Chief Operating Officer and General Counsel

RIGHTS AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.,
a federally chartered trust company

By:	/s/ David Adamson
As rights agent